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                                                                     Exhibit 2.3

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT is entered into by and among JAKKS Pacific, Inc., a corporation organized under the law of the state of Delaware, U.S. ("JAKKS Pacific"), and the shareholders of KIDZ BIZ LIMITED, a private limited company organized under the laws of England ("Kidz Biz UK"), KIDZ BIZ FAR EAST LIMITED, a Hong Kong private limited company ("Far East"), listed on Schedule I (the "Shareholders"). Kidz Biz UK and Far East are sometimes collectively referred to as the "Kidz Biz Companies". JAKKS Pacific and the Shareholders are sometimes collectively referred to as the "Parties."

                              W I T N E S S E T H :

      WHEREAS, JAKKS Pacific desires to purchase all of the outstanding capital stock of the Kidz Biz Companies, all of which is owned by some or all of the Shareholders, and the Shareholders desire to sell all such capital stock to JAKKS Pacific on the terms and subject to the conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Parties hereto hereby agree as follows:

1. Certain Definitions.

      1.1 "L" means English pounds.

      1.2 "Acquisition" means the purchase of the Shares and the related transactions contemplated by this Agreement and the other Acquisition Documents.

      1.3 "Acquisition Documents" means this Agreement, the Agent Agreement, and each agreement to be executed and delivered at the Closing pursuant to this Agreement, including the Employment Agreement.

      1.4 "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the

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ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or Law or otherwise.

      1.5 "Agent" means David Lipman, as agent of the Shareholders pursuant to the Agent Agreement.

      1.6 "Agent Agreement" means the Shareholders' Agent Agreement of even date herewith among the Shareholders and the Agent.

      1.7 "Agreement" means this Stock Purchase Agreement, as amended or supplemented.

      1.8 "Assets" means the assets of each of the Kidz Biz Companies, as the context may require.

      1.9 "Awareness" or "Knowledge" when used in this Agreement in reference to any Shareholder refers to the actual awareness or knowledge of such Shareholder as of the date of this Agreement, without further investigation and without giving effect to imputed knowledge.

      1.10 "Blue Sky Laws" means the laws of any state of the U.S., the District of Columbia, or any territory or other jurisdiction in the U.S. governing the purchase and/or sale of securities in such jurisdiction.

      1.11 "Business" means the business operated by Kidz Biz UK or Far East or both, as the context so requires, as of the date hereof and all products designed, developed, marketed and otherwise dealt with and traded in by Kidz Biz UK or Far East on and prior to the Closing Date and all business activities incidental thereto.

      1.12 "Claim" means any claims, demands, suits, damages, or causes of action.

      1.13 "Claim for Tax" means any letter, document, assessment or receipt of any Tax Governmental Authority from which it appears that a Kidz Biz Company may be placed under liability to any Tax.

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      1.14 "Clockhouse Lease" refers to a lease by Kidz Biz UK of offices located at The Clockhouse, 4 Dorking Road, Epsom, Surrey, England, in the form of the draft provided to JAKKS Pacific by the Shareholders.

      1.15 "Closing" means the closing of the Acquisition as provided in
Article 6.

      1.16 "Closing Date" means the date of the Closing, which is also the date of this Agreement.

      1.17 "Closing Purchase Price" means the portion of the Purchase Price payable or deliverable at the Closing consisting of US$6,400,000.00 in cash and the JAKKS Pacific Shares, allocated between the Kidz Biz Companies as set forth in Section 6.3.

      1.18 "Commission" means the U.S. Securities and Exchange Commission.

      1.19 "Common Stock" means the shares of common stock, par value $.001 per share, of JAKKS Pacific.

      1.20 "Consent" means any material approval, authorization, consent or ratification by or on behalf of any Person that is not a Party to this Agreement, or any waiver of, or exemption or variance from, any Contract, License Agreement or Order, the failure to obtain which would have a Material Adverse Effect or would prohibit the Acquisition.

      1.21 "Contract" means any material contract (including without limitation any purchase, sale, supply or service order or agreement, equipment lease, License Agreement or Lease) that relates to the Business or the Assets. For the purposes hereof, a Contract is "material" if (a) it relates to a transaction or series of transactions involving the expenditure or receipt by either of the Kidz Biz Companies of an amount in excess of (pound)25,000 (or the transfer of property with a fair market value in excess of (pound)25,000), (b) a breach or default thereunder would have a Material Adverse Effect, or (c) it relates to any Trade Right or any transaction not in the ordinary course of business.

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      1.22 "David Lipman" means David Lipman, one of the Shareholders.

      1.23 "Disclosure Schedules" means the disclosure schedules attached to this Agreement.

      1.24 "Dividends" means any dividends, dividend equivalents, bonuses or other distributions paid or payable by either of the Kidz Biz Companies to the Shareholders on or after October 1, 2001 through and up to (and including) the Closing Date (other than base salaries paid in the ordinary course consistent with past practice).

      1.25 "Dragon Ball Z Claims" refers to any Claim by AB Toys, SNC, a company incorporated in France, against Kidz Biz UK under a Distribution Agreement dated December 5, 2000 between AB Toys, SNC, as licensor and Kidz Biz UK, as licensee.

      1.26 "Earn-Out" means that portion of the Purchase Price payable under certain conditions pursuant to Section 2.3.

      1.27 "Earn-Out Payment" means the payment, if any, to be satisfied by the issue of the Earn-Out Shares to the Shareholders and to be determined pursuant to Section 2.3 in respect of any Earn-Out Year.

      1.28 "Earn-Out Payment Date" means a date on which any portion of the Earn-Out is to be satisfied by the issue of the Earn-Out Shares pursuant to
Section 2.3.

      1.29 "Earn-Out Shares" means the new Common Stock to be issued to satisfy any Earn-Out Payment.

      1.30 "Earn-Out Year" means each of calendar year 2002, 2003, 2004 and 2005.

      1.31 "Employment Agreement" means the employment agreement entered into at the Closing between Kidz Biz UK and David Lipman.

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      1.32 "Escrowee" means Feder, Kaszovitz, Isaacson, Weber, Skala, Bass &
Rhine LLP, counsel to JAKKS Pacific or any substitute escrow agent appointed pursuant to Section 2.4.

      1.33 "Far East Shares" means the shares of HK$1.00 each of Far East.

      1.34 "`Financial Claim" refers to any Claim by JAKKS Pacific against any or all of the Shareholders for breach of the representations and warranties contained in Sections 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11 and 4.12 of this
Agreement.

      1.35 "Financial Statements" means the UK Financial Statements, the HK Financial Statements and the Management Accounts.

      1.36 "Governmental Authority" means any U.S., English, Hong Kong or other U.S. federal, U.S. state or U.S. or other local government or governmental authority, agency or instrumentality, or any court or arbitration panel of competent jurisdiction, or any recognized professional or industry association or organization which establishes policies or standards or otherwise regulates or supervises services and activities related to the Business or the Assets.

      1.37 "Hazardous Material" means any contaminant, pollutant or toxic or hazardous waste, effluent or other substance or material, including without limitation any radioactive, explosive, flammable, corrosive or infectious substance or material, or any substance or material containing asbestos, polychlorinated biphenyls or urea formaldehyde or which is otherwise subject to any Law, License or Order relating to the protection of the environment or human health or safety.

      1.38 "HK Financial Statements" has the meaning given in Section 4.6.

      1.39 "Holdback" means the aggregate sum of US$1,000,000.00 for the Dragon Ball Z Claims, and any Financial Claims.

      1.40 "Holdback Claim" refers to any Dragon Ball Z Claim and any Financial Claim.

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      1.41 "Holdback Period" means the period expiring on the date (i) ten (10)
business days following the resolution of the Dragon Ball Z Claims, and (ii) ten
(10) business days following the resolution of any Financial Claim by the dispute resolution procedures set forth in Section 7.5 or, in respect of any portion of the Holdback for Financial Claims against which no Financial Claim is made, the second anniversary of Closing, provided, however that the Holdback Period with respect to the Dragon Ball Z Claims and the Financial Claims shall terminate on the later of the date that is two (2) years and six (6) months following the date hereof and the date when any dispute among the Parties regarding indemnification for any such Claim is resolved.

      1.42 "Hong Kong Lease" means a Lease for a term commencing July 10, 2000 between Hornbrook Investment, Ltd. as landlord and Far East as Tenant, a true and correct copy of which has been delivered by the Shareholders of Far East to JAKKS Pacific.

      1.43 "JAKKS Pacific Shares" means 308,992 shares of new Common Stock issued as the Common Stock portion of the Closing Purchase Price.

      1.44 "JAKKS Pacific Securities Claims" has the meaning given in the Registration Rights Agreement.

      1.45 "John Nimmo" means John Nimmo, one of the Shareholders.

      1.46 "Kidz Biz Accountants" means, when referring to Kidz Biz UK, Morgan Brown & Spofforth, Chartered Accountants and Registered Auditors, Surrey, England, and, when referring to Far East, David Ho & Company, Hong Kong.

      1.47 "Kidz Biz Sales" means:

            (a) in any period ending prior to the Closing Date, the sales of the Kidz Biz Companies in such period, and

            (b) in any period ending on or after the Closing Date, the sales of the Kidz Biz Companies including, without limitation, for this purpose sales of any products produced or sold by

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JAKKS Pacific (or any Affiliate thereof) using properties, including without limitation, Trade Rights, acquired by JAKKS Pacific (or such Affiliate) in the Acquisition in such period, determined on a "stand alone" basis in accordance with the accounting principles and practices consistently applied in the determination of the Kidz Biz Companies' sales by the relevant Kidz Biz Company and the relevant Kidz Biz Accountants prior to the Closing, as reflected in the relevant Kidz Biz Company's regularly prepared statements of operations, including those included in the relevant Kidz Biz Company's audited 1999 and 2000 Financial Statements.

      1.48 "Kidz Biz Shares" means the Ordinary Shares and the Far East Shares.

      1.49 "Law" means any statute, rule, regulation or ordinance of any Governmental Authority.

      1.50 "Lease" means a lease pursuant to which either of the Kidz Biz Companies is a lessee of any Real Property.

      1.51 "License Agreement" means a license, royalty or other Contract pursuant to which either of the Kidz Biz Companies has the right to use or exploit any Trade Right of another Person.

      1.52 "Lien" means any security interest, conditional sale or other title retention agreement, mortgage, pledge, lien, charge, encumbrance or other adverse claim or interest other than, in any case,as may arise in the ordinary course of business.

      1.53 "Limitations" means the limitations set out in Section 8.4.

      1.54 "Management Accounts" means the Management Accounts of each of the Kidz Biz Companies for the period from December 31, 2000 to September 30, 2001 (copies of which are annexed to the Disclosure Schedules).

      1.55 "Marilyn Lipman" means Marilyn Lipman, one of the Shareholders.

      1.56 "Material Adverse Effect" means a material adverse effect on the Business or the Assets.

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      1.57 "Notice" means giving any notice to, or making any declaration or filing, or registration or recordation, with any Person.

      1.58 "Order" means any judgment, order, writ, decree, award, directive, ruling or decision of any Governmental Authority.

      1.59 "Ordinary Shares" means the ordinary shares of(pound)1 each of Kidz Biz UK.

      1.60 "Payment Factor" means the percentage amounts set forth in Schedule I for allocation of the Purchase Price among the Shareholders.

      1.61 "Percentage Y/O/Y Increase" has the meaning given in Section 2.3.

      1.62 "Permit" means any permit, license, certification, qualification, franchise or privilege issued or granted by any Governmental Authority.

      1.63 "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, Governmental Authority, or any group of the foregoing acting in concert.

      1.64 "Proceeding" means any action, suit, arbitration, audit, investigation or other proceeding, at law or in equity, before or by any Governmental Authority (other than any routine audit of any Tax Authority).

      1.65 "Purchase Price" means the aggregate of the Closing Purchase Price, increased by the Earn-Out.

      1.66 "Real Property" means any real property subject to a Lease.

      1.67 "Registration Rights Agreement" means an agreement among JAKKS Pacific and the Shareholders providing for Registration of the JAKKS Pacific Shares delivered at the Closing and the Earn-Out Shares.

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      1.68 "Securities Act" means the U.S. Securities Act of 1933, as amended.

      1.69 "Share Certificates" means the certificates representing the JAKKS Pacific Shares, which shall bear the following legend:

      Any transfer or other disposition of the shares represented by this certificate is subject to the provisions of a Stock Purchase Agreement among JAKKS Pacific, Inc. (the "Corporation") and the individual shareholders of Kidz Biz Limited and Kidz Biz Far East Limited. The shares of stock represented by this Certificate have not been registered under the United States Securities Act of 1933, as amended (the "Act"), and may be transferred only if (i) registered under the Act and the requirements of any state having jurisdiction are complied with or (ii) the transfer is exempt from such registration and state requirements and counsel reasonably acceptable to the Corporation has delivered to the Corporation a written opinion reasonably acceptable to the Corporation setting forth the basis for such exemption.

      1.70 "Shareholder" means each Person listed on Schedule I, constituting all of the shareholders of record of the Kidz Biz Companies.

      1.71 "Shareholder Securities Claims" has the meaning given in the Registration Rights Agreement.

      1.72 "Storage Facility Agreement" means the agreement between Kidz Biz UK and Euro Pressing Services Ltd (EUROP) of Leicester, for use by Kidz Biz UK of a warehouse facility at 16-20 Euston Street, Freemens Common, Ayleston Road, Leicester LE2 7SS, England.

      1.73 "Tax" means any income, excise, import, sales, property, withholding, social security or franchise tax or duty, and any interest, penalty or fine due thereon or with respect thereto of the U.S. (federal, state or local), United Kingdom or Hong Kong, or any other jurisdiction, as the context may require.

      1.74 "Tax Authority" means any U.S., English or Hong Kong governmental authority, whether local, state or federal, or any agency of such authority which is competent to charge, impose or collect any Tax.

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      1.75 "Tax Claim" refers to any claim by any Tax Authority against Kidz Biz
UK for Tax in respect of income, profits, or gains made by Kidz Biz UK before the Closing.

      1.76 "Trade Right" means a patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other invention, trade secret, technical information, know-how, proprietary right or intellectual property.

      1.77 "UK Financial Statements" has the meaning given in Section 4.6.4.6.

      1.78 "U.S." means the United States of America.

      1.79 "US$" means U.S. dollars.

2. Purchase of the Kidz Biz Shares.

      2.1 Transfer of Shares. Each Shareholder agrees to sell with full title guarantee and JAKKS Pacific agrees to buy at the Closing the Ordinary Shares owned by such Shareholder and each right attached to the Ordinary Shares at or after the date of this Agreement, free of any encumbrances, and each Shareholder agrees to sell, assign, transfer and deliver to JAKKS Pacific agrees to buy at the Closing the Far East Shares owned by such Shareholder free and clear of any liens, claims or encumbrances.

      2.2 Delivery of Closing Purchase Price. At the Closing, JAKKS Pacific is delivering the Closing Purchase Price to the Shareholders in proportion to their respective Payment Factors in accordance with payment instructions given by the Shareholders to JAKKS Pacific.

      2.3 Earn-Out. In addition to the Closing Purchase Price, JAKKS Pacific shall pay the Earn-Out to the Agent in the form of Common Stock for the benefit and account of the several Shareholders in the amount and payable in the manner and upon the terms and conditions set forth below:

            (a) The Earn-Out for each Earn-Out Year shall be determined by the increase, if any, in Kidz Biz Sales for such Earn-Out Year over the prior year's Kidz Biz Sales, expressed as a percentage

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of the prior year's Kidz Biz Sales (the "Percentage Y/O/Y Increase"), and shall be earned and payable as follows:

                  (i) if the Percentage Y/O/Y Increase is less than or equal to five (5%) percent, there will be no Earn-out Payment for the Earn-Out Year;

                  (ii) if the Percentage Y/O/Y Increase is greater than five (5%) percent but less than or equal to ten (10%) percent, the Earn-out Payment for such Earn-Out Year will equal the number of shares of Common Stock equal to the product of (i) a fraction the numerator of which is five (5%) percent and the denominator of which is the excess of the Percentage Y/O/Y Increase over five (5%) percent and (ii) 25,749 shares of Common Stock; and

                  (iii) if the Percentage Y/O/Y Increase is greater than ten (10%) percent, the Earn-out Payment for such Earn-Out Year will be 25,749 shares of Common Stock.

            (b) The Earn-Out Shares, if any, for each Earn-Out Year shall be delivered as soon as practicable, but in any event not later than sixty (60) days, after the end of such Earn-Out Year.

            (c) On each Earn-Out Payment Date, JAKKS Pacific shall pay the Earn-Out, if any, for the applicable Earn-Out Year to the Agent (for the benefit and account of the several Shareholders) in the manner provided in a Notice given to JAKKS Pacific pursuant to Section 3.2 or, if no such Notice is given, by delivering share certificates for the Earn-Out Shares in the names of each Shareholder to the Agent, each certificate to be for the same proportion of the Earn-Out Shares for that Earn-Out Year as the proportion of Earn-Out Shares received by such Shareholder in payment of the last preceding Earn-Out Payment, or if no preceding Earn-Out Payment has then been made, for the same proportion of the Earn-Out Shares as the proportion of the JAKKS Pacific Shares received by such Shareholder on Closing.

            (d) In the event that JAKKS Pacific ceases to control Kidz Biz UK or Far East and David Lipman's employment is terminated without "cause" by Kidz Biz UK or by David Lipman for "good reason" (as such terms are used in the Employment Agreement) prior to the end of the term of the Employment Agreement, JAKKS Pacific shall within ten (10)business days thereafter deliver to the Agent for the benefit and account of the Shareholders 25,749 shares of Common Stock in respect of the

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then current Earn-Out Year in which such events occur in full satisfaction of the Earn-Out obligation for such Earn-Out Year, and 25,749 shares of Common Stock in respect of each Earn-Out Year thereafter, such delivery to occur within thirty (30) days after the end of the relevant subsequent Earn-Out Year, if any, provided, however, that if such termination occurs after the third anniversary of the Closing under this Agreement, the number of shares of Common Stock thereafter deliverable on account of the Earn-Out shall equal the average number of shares of Common Stock delivered in satisfaction of the Earn-Out obligation, if any, during the Earn-Out Years ending prior to such termination.

      2.4 Holdback .

            (a) At the Closing, cash in an aggregate amount equal to the Holdback shall be held in escrow by the Escrowee in accordance with this Section
2.4. In the event that any Holdback Claim arises during the relevant Holdback Period following Closing, JAKKS Pacific shall promptly give the Agent notice after its receipt of written notice of the Holdback Claim, and JAKKS Pacific may, subject to the following requirements of this Section 2.4, instruct the Escrowee to release an amount equal to the amount asserted in the Holdback Claim (not to exceed US$500,000.00 with respect to the Dragon Ball Z Claim and not to exceed $500,000 with respect to the Financial Claims, subject to the other limitations contained in Section 8.4 of this Agreement), and if no specific amount is asserted, then an amount reasonably estimated by JAKKS Pacific not to exceed the foregoing limitations, and the Escrowee shall comply with such instructions. JAKKS Pacific shall use good faith efforts to consult with the Agent with respect to the resolution of a Holdback Claim. Prior to giving notice to the Escrowee to effect a release of any amount from escrow, JAKKS Pacific shall give a written notice (the "Release Notice") to the Agent that it is to proposing to notify the Escrowee to effect a release of funds, specifying in reasonable detail (i) the amount of the Holdback Claim which JAKKS Pacific claims to be entitled to pursuant to this Section 2.4 (or, if not readily calculable, a reasonable estimate of the amount of such Holdback Claim), (ii) the basis of the Holdback Claim and (iii) the date on which such release shall be effected (which date shall not be less than ten (10) days after the date that such written notice is given to the Agent (such ten (10) day period is referred to herein as the "Release Notice Period")).

            (b) In the case of a Financial Claim if, prior to the expiration of the Release Notice Period, the Agent shall notify JAKKS Pacific in writing of an intention to dispute the Financial Claim, the parties hereto shall, for a period of ten (10) business days, attempt to resolve such dispute and JAKKS

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Pacific shall be prohibited from giving notice to the Escrowee to effect such release during such period. If the Agent and JAKKS Pacific, each acting reasonably, are unable to resolve such dispute within such period, no funds shall be released by Escrowee until receipt by Escrowee of joint written instructions signed by Agent and JAKKS Pacific or the issuance of a final, non-appealable order of instruction by a court of competent jurisdiction. If (x) the Agent does not so notify JAKKS Pacific of an intention to dispute the Financial Claim prior to the expiration of the Release Notice Period, (y) joint instructions are so received regarding the Release Notice, or (z) a court of competent jurisdiction shall issue such an order providing that JAKKS Pacific is entitled to the Financial Claim, then JAKKS Pacific shall be entitled to give notice to the Escrowee to effect a release of funds in accordance with this
Section 2.4.

            (c) The Parties agree that the Agent shall use good faith efforts to resolve the Dragon Ball Z Claim in a manner reasonably acceptable to the Agent and JAKKS Pacific within six (6) months after the date hereof. If the Dragon Ball Z Claim is not resolved within such six (6) month period, then JAKKS Pacific shall be entitled to resolve the Dragon Ball Z Claim on such terms as it deems acceptable ( using reasonable business judgment), and shall be entitled to withdraw the amount by which it resolves such Claim (by settlement or litigation) from the funds held in escrow by the Escrowee by giving the Release Notice and following the procedure described in paragraph (a) of this Section
2.4. In attempting to resolve the Dragon Ball Z Claim, the Agent and JAKKS Pacific shall consult with one another.

            (d) The Holdback shall be deposited in an interest bearing account and the interest paid thereon shall be paid to Agent semi-annually.

            (e) At the end of any Holdback Period, the balance of the Holdback remaining in escrow with respect to the category of Holdback Claims as to which the Holdback Period has expired shall be released to the Agent with all interest paid thereon for distribution among the Shareholders.

            (f) Following the Closing, upon request of any of the Parties, the Shareholders and JAKKS Pacific shall cooperate with one another in good faith to promptly select an independent third party institution acceptable to the Parties, such as a bank, to act as the escrow agent under this paragraph, and the fees of such substitute escrow agent shall be paid by JAKKS Pacific.

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      2.5 Escrowee Obligations. The Escrowee shall perform only the duties expressly set forth herein and in Section 2.5, and shall refer to this Agreement in performing its duties hereunder. The Escrowee may rely upon, and shall be protected in acting, or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrowee shall not be liable for any action taken by it hereunder except for the Escrowee's gross negligence or willful misconduct. The Parties shall indemnify the Escrowee and hold it harmless against any loss, liability or expense incurred without bad faith or gross negligence on its part, arising out of or in connection with this Agreement, including the costs and expenses incurred in defending any such claim of liability. The Escrowee may consult with its own counsel, and shall have full and complete authorization and protection for any action taken or suffered in good faith and in accordance with the opinion of such counsel. The Escrowee may resign at any time by giving thirty (30) days' prior written notice of such resignation to the Parties. Thereafter, the Escrowee shall have no further obligation hereunder except to hold the funds delivered to it as depositary. In such event, the Escrowee shall not take any action until the Parties have designated a successor Escrowee. The Parties together may terminate the appointment of the Escrowee hereunder upon notice specifying, the date upon which such termination shall take effect. In the event of such termination, the Parties shall, within thirty (30) days after notice from the Escrowee, jointly appoint a successor Escrowee. Upon appointment of a successor Escrowee, the Escrowee shall turn over the funds held by it to such successor Escrowee and shall thereafter have no further obligations hereunder. JAKKS Pacific shall pay the compensation of the Escrowee for the Escrowee's services hereunder and all expenses, disbursements and advances (including reasonable attorneys' fees) incurred in carrying out the Escrowee's duties hereunder. The Shareholders acknowledge that the Escrowee has acted as counsel to JAKKS Pacific in the preparation, negotiation and conclusion of this Agreement and the transactions related to the Acquisition, and hereby consent to the Escrowee representing its and their Affiliates in any proceeding arising out of any dispute under this Agreement, any of the transactions or agreements contemplated by this Agreement.

      2.6 Effective Date. The Parties acknowledge that JAKKS Pacific will for its Tax and financial statement purposes treat the Acquisition of the Shares to have taken effect on October 1, 2001.

3. The Agent.

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      3.1 Notices to Agent. Any Party hereto may rely upon any Notice given by the Agent on behalf of any Shareholder with respect to any election, determination or other action to be made or taken by him hereunder as the act and deed of such Shareholder. It shall be sufficient to deliver to the Agent at his address set forth in Section 12.4 below any payment, Notice or other document to be delivered hereunder to any Shareholder and it shall be the sole responsibility of the Agent to disburse any funds or deliver any Notice or other document so delivered to him in such manner as he and the Shareholders, or any of them, may agree.

      3.2 Directions from Agent. The Agent may specify the manner of payment of the Purchase Price, and the account or Person to which such payment is to be made, by giving to JAKKS Pacific at least two business days prior to an Earn-Out Payment Date, a written Notice setting forth instructions for the manner in which payment of the Earn-Out is to be made.

      3.3 Authority of Agent. Each election, determination or other action of the Agent in connection with this Agreement shall be binding upon all of the Shareholders, and no Shareholder shall have any right to object, dissent from, or protest or otherwise contest the same or take any separate action relating to the same.

      3.4 Payments to Agent. Any delivery or payment to be made hereunder to or for the account of any Shareholder that is made to the Agent as herein provided shall constitute, as between JAKKS Pacific and the Shareholders, payment and delivery in full of the amount thereof. It shall be the sole responsibility of the Agent to hold for the account of the Shareholders and to disburse to them the JAKKS Pacific Shares and any funds JAKKS Pacific may pay or deliver to it pursuant hereto.

4. Representations and Warranties of Kidz Biz and the Shareholders.

      The Shareholders, severally but not jointly, except as to David Lipman and Marilyn Lipman, whose obligations shall be joint and several, hereby represent and warrant to JAKKS Pacific as follows, subject to and except for the matters disclosed on the Disclosure Schedules (each Shareholder makes such representation and warranty as to the corporation of which he or she is a Shareholder):

      4.1 Kidz Biz UK Existence; Shareholders. Kidz Biz UK is a private limited company duly organized and validly existing under the Laws of England and Wales and has been in continuous existence since its incorporation and has full power and authority to own its Assets and carry on its Business as and in the places where such Assets are now owned or such Business is now being conducted. Complete and correct copies of Kidz Biz UK's Articles of Association, including all amendments thereto, and Kidz Biz UK's Memorandum of Association, including all amendments thereto, have been delivered to JAKKS Pacific. The only share capital that Kidz Biz UK is authorized to issue consists of 25,000 Ordinary Shares. Except as set forth on Schedule I, such Shareholder owns beneficially and of record all of the Ordinary Shares set forth opposite such Shareholder's name on Schedule I, free and clear of all Liens or any restriction with respect to the voting or disposition thereof (other than restrictions of general applicability imposed by applicable securities Laws), and such Ordinary Shares constitute in the aggregate all of the Ordinary Shares. All of the Ordinary Shares are duly authorized, validly issued and fully paid. None of the share capital of Kidz Biz UK is reserved for issuance and there are no agreements, commitments or arrangements providing for the issuance or sale of any thereof, or any issued or outstanding options, warrants or other rights to purchase, or securities or instruments convertible into or exchangeable for, any share capital of Kidz Biz UK.

      4.2 Far East Existence; Shareholders. Far East is a private limited liability company duly organized, validly existing and under the Laws of Hong Kong and has full power and authority to own its Assets and carry on its Business as and in the places where such Assets are now owned or such Business is now being conducted. Complete and correct copies of Far East's Articles of Association, including all amendments thereto, and Far East's Memorandum of Association, including all amendments thereto, have been delivered to JAKKS Pacific. The authorized capital stock of Far East is HK$10,000 divided into 10,000 ordinary shares of HK$1.00 each, 1,000 of which shares have been issued and are fully paid up. Except as set forth on Schedule I, such Shareholder owns beneficially and of record all of the Far East Shares set forth opposite such Shareholder's name on Schedule I, free and clear of all Liens or any restriction with respect to the voting or disposition thereof (other than restrictions of general applicability imposed by applicable securities Laws), and such Far East Shares constitute in the aggregate all of the issued share capital of Far East. All of such Far East Shares are duly authorized and validly issued. No shares of capital stock of Far East are reserved for issuance and there are no agreements, commitments or arrangements providing for the issuance or sale of any thereof, or any issued or outstanding options, warrants or other rights to purchase, or securities or instruments convertible into or exchangeable for, any capital stock of Far East.

      4.3 Power and Authority. Each Shareholder (as to himself or herself) has the legal capacity, power and authority, to execute and deliver this Agreement and each Acquisition Document to which he or she is a party and to assume and perform his or her respective obligations hereunder and thereunder. This Agreement has been, and each other Acquisition Document to which he or she is a party will be, duly executed and delivered by such Shareholder. No Consent of, or Notice to, any Person is required as to any Shareholder in connection with its execution and delivery of this Agreement or any other Acquisition Document to which he or she is a party, or the performance of his or her obligations hereunder or thereunder.

      4.4 Proceedings.

            (a) Except as set forth on the Disclosure Schedules, so far as such Shareholder of Kidz Biz UK is aware, no Proceeding is pending or, to the best of his/her knowledge, threatened against or affecting the Business, the Assets or the operations of Kidz Biz UK in which an unfavorable Order would have a Material Adverse Effect, or prohibit, invalidate, or make unlawful, in whole or in part, the Acquisition, this Agreement or any other Acquisition Document, or the carrying out of the provisions hereof or thereof. Except as set forth on
Schedule 4.4, so far as such Shareholder is aware, Kidz Biz UK is not in default in respect of any Order, nor is there any Order enjoining either of Kidz Biz UK or any Shareholder of Kidz Biz UK in respect of, or the effect of which is to prohibit or curtail the Kidz Biz UK's or any such Shareholder's performance of, its obligations hereunder or thereunder.

            (b) Except as set forth on the Disclosure Schedules, so far as such Shareholder of Far East is aware, no Proceeding is pending or, to the best of their knowledge, threatened against or affecting the Business, the Assets or the operations of Far East in which an unfavorable Order would have a Material Adverse Effect, or prohibit, invalidate, or make unlawful, in whole or in part, the Acquisition, this Agreement or any other Acquisition Document, or the carrying out of the provisions hereof or thereof. Except as set forth on
Schedule 4.4, so far as such Shareholder of Far East is aware, Far East is not in default in respect of any Order, nor is there any Order enjoining either of Far East or any Shareholder of Far East in respect of, or the effect of which is to prohibit or curtail Far East's or any such Shareholder's performance of, its obligations hereunder or thereunder.

      4.5 Financial Statements.

            Except as set forth on the Disclosure Schedules:

            (a) UK Financial Statements.

                  (i) Kidz Biz UK's audited financial statements comprising the balance sheet, profit and loss account and cash flow statement of Kidz Biz UK together with the notes thereon (collectively, the "UK Financial Statements"), for the financial year ended on December 31, 2000:

                        (1) show a true and fair view of the:

                              (A) state of affairs of Kidz Biz UK as at December 31, 2000, and

                              (B) the results of Kidz Biz UK for the financial year ended on December 31, 2000.

                        (2) have been prepared and audited in accordance with the standards, principles and practices specified in of the UK Financial Statements applied on a consistent basis and subject thereto in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom consistently applied; and

                        (3) have been prepared on a basis consistent with the basis upon which all audited Financial Statements of Kidz Biz UK have been prepared in respect of the three years ended December 31, 2000.

                  (ii) Kidz Biz UK owns all of its material Assets free and clear of all Liens, except as disclosed in the UK Financial Statements, its Management Accounts or any Disclosure Schedule .

                  (iii) The Management Accounts of Kidz Biz UK have been prepared on a basis consistent with the UK Financial Statements and are reasonably accurate in all material respects, and (in light of the purpose for which they were prepared) give a fair view of the state of affairs of Kidz Biz UK for the period from January 1, 2001 through September 30, 2001.

            (b) HK Financial Statements.

                  (i) Far East's audited financial statements comprising the balance sheet, profit and loss account and cash flow statement of Far East together with the notes thereon, (collectively, the "HK Financial
Statements")for the financial Year ended on December 31, 2000:

                        (1) show a true and fair view of the

                              (A) state of affairs of Far East as at December 31, 2000, and

                              (B) the results of Far East for the financial year ended on December 31, 2000;

                        (2) have been prepared and audited in accordance with the standards, principles and practices specified in the HK Financial Statements applied on a consistent basis and subject thereto in accordance with the law and applicable standards, principles and practices generally accepted in the HKSAR consistently applied; and

                        (3) have been prepared on a basis consistent with the basis upon which all audited Financial Statements of Far East have been prepared in respect of the three years ended December 31, 2000.

                  (ii) Far East owns all of its material Assets free and clear of all Liens, except as disclosed in the HK Financial Statements, its Management Accounts or any Disclosure Schedule.

                  (iii) The Management Accounts of Far East have been prepared on a basis consistent with the HK Financial Statements and are reasonably accurate in all material respects, and (in light of the purpose for which they were prepared) give a fair view of the state of affairs of Far East for the period from January 1, 2001 through September 30, 2001.

      4.6 Material Adverse Changes.

            (a) Except as set forth on the Disclosure Schedules or specifically disclosed elsewhere herein, so far as such Shareholder of Kidz Biz UK is aware, since September 30, 2001 there has not been any material adverse change in the Business or the Assets of Kidz Biz UK or Kidz Biz UK's financial condition.

            (b) Except as set forth on the Disclosure Schedules or specifically disclosed elsewhere herein, so far as each Shareholder of Far East is aware, since September 30, 2001 there has not been any material adverse change in the Business or the Assets of Far East or Far East's financial condition.

      4.7 Trade Rights.

            (a) Except as set forth on the Disclosure Schedules, so far as such Shareholder of Kidz Biz UK is aware, no Trade Right of Kidz Biz UK conflicts with or infringes on, and, so far as such Shareholder of Kidz Biz UK is aware, there has been no misappropriation or unauthorized use by Kidz Biz UK of, any Trade Right of any other Person.

            (b) Except as set forth on the Disclosure Schedules, so far as such Shareholder of Far East is aware, no Trade Right of Far East conflicts with or infringes on, and, so far as such Shareholder of Far East is aware, there has been no misappropriation or unauthorized use by Far East of, any Trade Right of any other Person.

      4.8 Real Property.

            Except as disclosed on the Disclosure Schedules:

            (a) Kidz Biz UK does not own, lease, use or occupy any real property except the lease of the Real Property subject to the Clockhouse Lease and use of the Storage Facility Agreement. Kidz Biz UK does not sublease any Real Property.

            (b) Far East does not own, lease, use or occupy any real property except the lease of the Real Property subject to the Hong Kong Lease. Far East does not sublease any Real Property.

      4.9 Hazardous Material.

            (a) So far as such Shareholder of Kidz Biz UK is aware, no Hazardous Material has been generated, used, stored, released or disposed of at, or transported to or from, the Real Property leased by Kidz Biz UK or in connection with the Business of Kidz Biz UK, and no Law, Permit, Order or Proceeding applicable to Kidz Biz UK or its Assets requires any clean-up or remediation or participation in or contribution to any such clean-up or remediation.

            (b) So far as such Shareholder of Far East is are aware, no Hazardous Material has been generated, used, stored, released or disposed of at, or transported to or from, the Real Property leased by Far East or in connection with the Business of Far East, and no Law, Permit, Order or

Proceeding applicable to Far East or its Assets requires any clean-up or remediation or participation in or contribution to any such clean-up or remediation.

      4.10 Tax Returns. Except as disclosed on the Disclosure Schedules, each of the Kidz Biz Companies has duly filed all Tax and information returns and reports required to have been filed by it, each of which is complete and correct in all material respects. Except as disclosed on the Disclosure Statements, each of the Kidz Biz Companies has paid all Taxes due to any Governmental Authority required to have been paid by it and has created sufficient reserves or made provision for all Taxes accrued but not yet due and payable by it. Except as disclosed in the Disclosure Schedules, each of the Kidz Biz Companies has paid to the proper Governmental Authorities all customs, duties and similar or related charges required to be paid by it with respect to the importation of goods into the United Kingdom. Except as disclosed on the Disclosure Schedules, no Governmental Authority is now asserting or, to the best of their knowledge, threatening to assert any deficiency or assessment for additional Tax Claims, nor, to the best of their knowledge, is there any basis for any such deficiency or assessment. Except as disclosed on the Disclosure Schedules, so far as each Shareholder is aware, neither of the Kidz Biz Companies has been audited by any Governmental Authority with respect to any fiscal year ending at any time in the three-year period prior to Closing and, so far as each Shareholder is aware, no other such audit has been threatened or proposed. Neither of the Kidz Biz Companies has waived or consented to any tolling of any limitation period with respect to any Tax liability. The Kidz Biz Companies have delivered to JAKKS Pacific complete and correct copies of the Tax returns of the Kidz Biz Companies for each of their respective ended fiscal years ended December 31, 1998, 1999 and 2000.

      4.11 Employees.

            (a) The Disclosure Schedules include a complete and correct list of the names and current annual salary, bonus and commission for each current employee of Kidz Biz UK. Except as set forth on Schedule 4.11-A, so far as such Shareholder of Far East is aware, no employee listed thereon intends to terminate his or her employment relationship with Kidz Biz UK.

            (b) The Disclosure Schedules include a complete and correct list of the names and current annual salary, bonus and commission for each current employee of Far East. Except as set forth on Schedule 4.11-B, so far as each Shareholder of Kid Biz HK is aware, no employee listed thereon intends to terminate his or her employment relationship with Far East.

      4.12 Excess Dividends . The Kidz Biz Companies have not paid Dividends in excess of (pound)112,000 in the aggregate since September 30, 2001.

      4.13 Affiliates.

            (a) Except as set forth in the UK Financial Statements or the Disclosure Schedules, no Shareholder and no Affiliate of the Kidz Biz UK or any Shareholder of either of the Kidz Biz Companies or any relative, associate or agent of any of them has any interest in any property of Kidz Biz UK, including without limitation any Contract for the furnishing of services by, or rental of real or personal property from or to, or requiring payments to, any such Shareholder or such Affiliate. Except as set forth in the UK Financial Statements or the Disclosure Schedules, no Shareholder or Affiliate of any Shareholder of any of the Kidz Biz Companies holds any indebtedness of or has any Claim against Kid Biz UK.

            (b) Except as set forth in the HK Financial Statements or the Disclosure Schedules, no Shareholder and no Affiliate of Far East or any Shareholder of either of Far East or any relative, associate or agent of any of them has any interest in any property of Far East, including without limitation any Contract for the furnishing of services by, or rental of real or personal property from or to, or requiring payments to, any such Shareholder or such Affiliate. Except as set forth in the HK Financial Statements or the Disclosure Schedules, no Shareholder or Affiliate of any Shareholder of any of the Kidz Biz Companies holds any indebtedness of or has any Claim against Far East.

      4.14 Brokers.

            (a) Neither Kidz Biz UK nor such Shareholder of Kidz Biz UK has employed or engaged any Person to act as a broker, finder or other intermediary in connection with the Acquisition, and (b) no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by Kidz Biz UK or such Shareholder of Kidz Biz UK.

            (b) Neither Far East nor such Shareholder of Far East has employed or engaged any Person to act as a broker, finder or other intermediary in connection with the Acquisition, and (b) no

Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by Far East or such Shareholder of Far East.

4.15 Investment Representation. Each Shareholder represents and warrants that he or she will be acquiring the JAKKS Pacific Shares for investment purposes only and not with a view to distribution thereof, and recognizes that any sale, pledge or other disposition of such shares is limited by the provisions of the Securities Act, and the regulations issued thereunder, and other applicable securities laws and Blue Sky Laws.

4.16 Agent's Appointment. Such Shareholder has duly appointed the Agent to act as such Shareholder's agent and attorney-in-fact with respect to the Acquisition in accordance with the Agent Agreement, a correct and complete copy of which has been heretofore delivered to JAKKS Pacific, and has duly authorized the Agent to take any action necessary in connection with (i) the implementation of this Agreement on behalf of such Shareholder, (ii) the waiver of any condition to the obligations of such Shareholder to close the Acquisition, or (iii) the compromise or settlement of any dispute hereunder, all as more fully set forth therein.

4.17 Limitation of Warranties. JAKKS Pacific acknowledges that in making its determination as to the propriety of the transactions contemplated by this Agreement, it has relied solely on the representations and warranties of the Shareholders expressly contained in Section 4 of this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4, THE SHAREHOLDERS MAKE NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER, INCLUDING ANY REPRESENTATION AS TO PHYSICAL CONDITION OR VALUE OF ANY OF THE ASSETS OF THE KIDZ BIZ COMPANIES OR THE FUTURE PROFITABILITY OR FUTURE EARNINGS PERFORMANCE OF THE KIDZ BIZ COMPANIES. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

5. Representations and Warranties of JAKKS Pacific.

      JAKKS Pacific hereby represents and warrants and the Shareholders as follows:

      5.1 JAKKS Pacific Good Standing. JAKKS Pacific is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full power and authority to own its assets and carry on its business as and in the places where such assets are now owned or such business is now being conducted. Complete and correct copies of JAKKS Pacific's Certificate of Incorporation, including all amendments thereto, and Bylaws, including all amendments thereto, have been delivered to the Shareholders.

      5.2 Power and Authority. Each of JAKKS Pacific has full corporate power and authority to execute and deliver this Agreement and each other Acquisition Document to which it is a party and to assume and perform its obligations hereunder and thereunder. The execution and delivery by JAKKS Pacific of this Agreement and each other Acquisition Document to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on its part. This Agreement has been, and each other Acquisition Document to which it is a party will be, duly executed and delivered by JAKKS Pacific, and this Agreement is, and each other Acquisition Document to which it is a party, when so executed and delivered, will be, a legally valid and binding obligation of JAKKS Pacific, enforceable against it in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (b) equitable principles limiting the availability of specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement does not, and the execution and delivery of each other Acquisition Document and the performance by JAKKS Pacific of its obligations hereunder and thereunder will not, violate any provision of its Certificate of Incorporation or Bylaws. No Consent of, or Notice to, any Person is required as to JAKKS Pacific in connection with its execution and delivery of this Agreement or any other Acquisition Document to which it is a party, or the performance of its obligations hereunder or thereunder. The approval of the shareholders of JAKKS Pacific for JAKKS Pacific to execute this Agreement or consummate the transactions contemplated hereby is not required.

      5.3 JAKKS Pacific Shares. The JAKKS Pacific Shares have been duly authorized and validly issued, and are fully paid and non-assessable, and free and clear of any liabilities, liens, security interests, pledges or encumbrances of any nature whatsoever, and the Earn-Out Shares shall be duly authorized and validly issued, and are fully paid and non-assessable, and free and clear of any liabilities, liens, security interests, pledges or encumbrances of any nature whatsoever, except in any such case as may be created by the Shareholders and except as the sale, pledge or other disposition thereof is limited by the provisions of the Securities Act and other applicable US or English securities laws and Blue Sky

Laws. JAKKS Pacific shall keep available at all times sufficient authorized but unissued Common Stock as may be necessary for issuance of the Earn-Out Shares.

      5.4 Brokers. Neither JAKKS Pacific nor JAKKS Pacific has employed or engaged any Person to act as a broker, finder or other intermediary in connection with the Acquisition, and no Person is entitled to any fee, commission or other compensation relating to any such employment or engagement by JAKKS Pacific.

      5.5 Proceedings. No Proceeding is pending, or, to the best of JAKKS Pacific's or JAKKS Pacific's knowledge, threatened against or affecting its business, assets, operations or financial or other condition in which an unfavorable Order would have a material adverse effect on JAKKS Pacific's business or assets or prohibit, invalidate, or make unlawful, in whole or in part, the Acquisition, this Agreement or any other Acquisition Document, or the carrying out of the provisions hereof or thereof. Neither JAKKS Pacific nor JAKKS Pacific is in default in respect of any Order nor is there any Order enjoining it in respect of, or the effect of which is to prohibit or curtail its performance of, its obligations hereunder or thereunder.

      5.6 No Material Adverse Change. So far as JAKKS Pacific is aware, since September 30, 2001 there has not been any material adverse change in JAKKS Pacific's financial condition.

      5.7 Eligibility for Form S-3. JAKKS Pacific meets, and shall use its best efforts to continue to meet, the requirements for the use of Form S-3 for registration or re-sale by the Shareholders of the JAKKS Pacific Shares and the Earn-Out Shares for their own account and not as an "underwriter" as such term is defined in the Securities Act, and JAKKS Pacific shall use its best efforts to file all reports required to be filed by JAKKS Pacific with the Commission in a timely fashion so as to maintain such eligibility for the use of Form S-3.

      5.8 Limitation of JAKKS Pacific's and JAKKS Pacific's Warranties. Each of the Shareholders acknowledges that in making their determination as to the propriety of the transactions contemplated by this Agreement, they have relied solely on the representations and warranties of JAKKS Pacific expressly contained in Section 5 of this Agreement and on the documents (including financial statements, proxy statements, and annual reports) filed by JAKKS Pacific with the Commission.

EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5, JAKKS Pacific MAKE NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND WHATSOEVER, INCLUDING ANY REPRESENTATION AS TO THE FUTURE PROFITABILITY OR FUTURE EARNINGS PERFORMANCE OF JAKKS PACIFIC OR ANY OF THEIR AFFILIATES. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

6. Closing.

      6.1 Concurrent Closing. The Closing is being held concurrently with the execution of this Agreement. The execution and/or delivery of each document to be executed and/or delivered at the Closing and each other action to be taken at the Closing shall be deemed to be executed and/or delivered or taken, as the case may be, simultaneously.

      6.2 Deliveries by Shareholders. At the Closing, the Shareholders shall deliver to JAKKS Pacific:

            (a) transfers in common form relating to all the Ordinary Shares duly executed in favor of JAKKS Pacific (or as it may direct);

            (b) instruments of transfer and bought and sold notes relating to all the Far East Shares duly executed by the Shareholders in favor of JAKKS Pacific and or in the name(s) of any other person(s) or nominee(s) that JAKKS Pacific may direct;

            (c) share certificates relating to the Ordinary Shares or lost share certificate indemnities therefor in the agreed terms;

            (d) share certificates relating to the Far East Shares or lost share certificate indemnities therefor in the agreed terms;

            (e) the resignations, effective at the Closing, of all of Kidz Biz Companies' directors immediately prior to the Closing; and

            (f) Evidence satisfactory to JAKKS Pacific and its counsel that at or prior to the Closing (and prior to the taking effect of the resignations of the directors referred to in clause 6.2(d) above) the Shareholders of Kidz Biz UK shall have procured the passing of board resolutions of Kidz Biz UK:

                  (i) sanctioning for registration (subject to due stamping which shall be paid by JAKKS Pacific) the transfers in respect of the Ordinary Shares;

                  (ii) appointing such persons as JAKKS Pacific may specify to be the directors and secretary of Kidz Biz UK;

                  (iii) revoking all mandates to bankers and giving authority in favor of such persons as JAKKS Pacific may nominate to operate the bank accounts thereof;

                  (iv) resolving that Kidz Biz UK enters into the Employment Agreement with David S. Lipman;

            (g) Evidence satisfactory to JAKKS Pacific and its counsel that at or prior to the Closing (and prior to the taking effect of the resignations of the directors referred to in clause 6.2(e) above) the Shareholders of Far East shall have procured the passing of board resolutions of Kidz Biz HK:

                  (i) sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Far East Shares;

                  (ii) appointing such persons as JAKKS Pacific may specify to be the directors and secretary of Far East;

                  (iii) revoking all mandates to bankers and giving authority in favor of such persons as JAKKS Pacific may nominate to operate the bank accounts thereof.

      6.3 Deliveries by JAKKS Pacific. At the Closing:

            (a) JAKKS Pacific shall deliver to the Shareholders of Kidz Biz UK, in the original principal amount of US$1,408,000.00 cash, less US$220,000.00 as part of the Holdback, which portion of the Holdback shall be delivered to the Escrowee, and 67,979 JAKKS Pacific Shares; and

            (b) JAKKS Pacific shall deliver to the Shareholders of Far East, US$4,992,000.00 cash less US$780,000.00 as part of the Holdback, which portion of the Holdback shall be delivered to the Escrowee, and 241,013 JAKKS Pacific Shares.

            (c) JAKKS Pacific shall deliver to the Shareholders evidence satisfactory to the Shareholders and their counsel of the approval by the board of JAKKS Pacific of entry into this Agreement and the other Acquisition Documents.

      6.4 At the Closing Kidz Biz UK and David Lipman shall each execute and deliver to the other the Employment Agreement and Kidz Biz UK.

7. Additional Covenants.

      7.1 Restrictive Covenants. From and after the Closing Date and until December 31, 2004, no Shareholder of either of the Kidz Biz Companies shall, directly or indirectly through any Affiliate or other intermediary (a) engage in the Business conducted by the Kidz Biz Companies, or serve as a partner, member, manager, director, an officer or employee of, or consultant or advisor to, or in any manner own, control, manage, operate or otherwise participate or invest in, or be connected with (in each case, other than (i) except as does not directly relate to the Business and (ii) David Lipman under the Employment Agreement or Marilyn Lipman or John Nimmo as employees of either of the Kid Biz Companies as provided in Section 7.7 below), any Person that engages in the Business conducted by the Kidz Biz Companies, or authorize the use of its name in connection therewith within the geographic area in which Kidz Biz Companies conducted their respective businesses at the date hereof, or (b) for itself or on behalf of any other Person, other than in response to a general solicitation or advertisement, employ, engage or retain any Person who at any time during the preceding twelve ( 12) month period shall have been an employee of either of the Kidz Biz Companies, or contact any supplier, customer or employee of either of the Kidz Biz Companies for the purpose of soliciting or diverting any such supplier, customer or employee from Kidz Biz UK or Far East. The foregoing provisions notwithstanding, any Shareholder may invest his funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in the over-the-counter market and the Shareholders' aggregate holdings therein represent less than 5% of the total number of shares or principal amount of the securities of such issuer then outstanding. The Shareholders acknowledge that the provisions of this

Section, and the period of time, geographic area and scope and type of restrictions on their activities set forth herein, are reasonable and necessary for the protection of JAKKS Pacific and are an essential inducement to JAKKS Pacific entering into this Agreement.

      7.2 Confidentiality. Except as otherwise provided in this Section 7.2, from and after the Closing Date, the Shareholders shall keep absolutely confidential all confidential or proprietary information on the Closing Date relating to the Kidz Biz Companies, including without limitation all of Kidz Biz Companies' Trade Rights, product information, customer and supplier lists, marketing and sales data, personnel and financing and Tax matters. The Shareholders acknowledge that the confidentiality of all such information is absolutely essential to the operation of the Business. No Shareholder shall, at any time after the date hereof, use or disclose to any Person any such information, without JAKKS Pacific's prior written consent, except as may be required by Law or an Order (in which case, where reasonably feasible, such Shareholder shall promptly give notice to JAKKS Pacific of any demand, subpoena, Order or legal process requiring disclosure so that JAKKS Pacific may oppose such disclosure or seek a protective Order or other confidential treatment of such information), unless such Shareholder can demonstrate that such information
(i) has become, at any time after the Closing Date, generally available in the public domain or (ii) was already known to a Person to whom he discloses such information other than, in either case, through the disclosure of such information in violation of any confidentiality obligation to or for the benefit of JAKKS Pacific or either of the Kidz Biz Companies.

      7.3 Non-Disparagement. No Party hereto shall, at any time after the date hereof, directly or indirectly disparage or demean, or make, encourage, support or concur in any statement (written or oral) which disparages or demeans in any manner, whether for a commercial purpose or otherwise, any other Party hereto or any Affiliate thereof, or any stockholder, director, officer, employee or agent of any of them; provided that no provision of this Section 7.3 shall be construed to prohibit or restrict any statement by any Person made in furtherance or defense of any Material Adverse Effect or in the course of any Proceeding or the resolution of any dispute pursuant to Section 7.5.

      7.4 Operation of Kidz Biz Business.

            (a) JAKKS Pacific shall cause the Kidz Biz Companies to, and the Kidz Biz Companies shall, operate the Business throughout the balance of 2001 and the Earn-Out Years in a manner consistent with JAKKS Pacific's customary business practices and policies, and JAKKS Pacific shall procure that neither of the Kidz Biz Companies shall take any action for the purpose of reducing the Earn-Out or limiting or adversely affecting the ability of the Shareholders to achieve the financial conditions for the Earn-Out under Section 2.3. JAKKS Pacific shall not, during the Earn-Out Years, unreasonably require that the Business be operated substantially differently from how the Business was operated prior to the Closing Date.

            (b) JAKKS Pacific and Kidz Biz shall maintain complete and correct records relating to the determination of the Earn-Out, and shall permit the Shareholders and their authorized representatives, from time to time during normal business hours and upon reasonable prior written Notice, to examine and to audit such records (including ledgers, work papers and other relevant documents and information) in order to confirm JAKKS Pacific's and Kidz Biz's compliance with the provisions of this Section 7.4 and to verify the Earn-Out for any Earn-Out Year. JAKKS Pacific and Kidz Biz shall cooperate with such examination and make available appropriate financial and accounting personnel to respond to inquiries relating thereto. Any information so disclosed to any Shareholder or his authorized representative shall be subject to the confidentiality restrictions of Section 7.2; provided that no provision of
Section 7.2 shall be constructed to prohibit or restrict any statement by any Person made in furtherance or defense of any Material Adverse Effect or in the course of any Proceeding or the resolution of any dispute pursuant to Section 7.5.

            (c) Promptly following the Closing, Kidz Biz UK shall enter into the Clockhouse Lease, subject to approval by JAKKS Pacific, which will not be unreasonably withheld provided that JAKKS Pacific is reasonably satisfied that the rental rate is commercially fair on an arms-length basis to Kidz Biz UK, and JAKKS Pacific shall enter into a guarantee of Kidz Biz UK's obligations under the Clockhouse Lease, such guarantee to be in the agreed terms.

      7.5 Resolution of Financial Disputes. If JAKKS Pacific, the Agent and the Shareholders, or any of them, at any time, disagree with the determination of any amount made or certified by another Party hereto, including the Earn-Out for any Earn-Out Year, such Party shall, within forty-five (45) days of delivery of such determination or certificate, give written Notice (the "Dispute Notice") to the other

Parties to such effect, setting forth therein any change proposed by it and, in reasonable detail, its objections to such determination and the reasons for such change. In such event, unless the Parties involved promptly, and, in any event, within thirty (30) days of the giving of the Dispute Notice, resolve all such objections and agree upon the determination of the amount in dispute, the determination thereof shall be promptly referred to its regular independent certified public accountants, who shall confer and attempt to resolve the objections as to such determination set forth in or arising as a consequence of the Dispute Notice. If, within thirty (30) days of such referral, such accountants resolve such dispute and determine the amount, they shall give Notices to the Parties involved to such effect, setting forth therein the amount as so determined and the basis therefor, and such determination shall be final and binding on the Parties involved. If such accountants do not make such determination within such thirty (30) day period, the Parties involved shall refer such dispute to a mutually agreeable internationally-recognized accounting firm that is "independent" with respect to the Parties hereto (the "Neutral Accountants"). Unless the Neutral Accountants expressly determine otherwise, each of the Parties involved shall submit to the Neutral Accountants (a) within ten (10) days of the engagement thereof, and in such form and manner as they may prescribe, a statement setting forth such Party's position with respect to each of the objections or other issues set forth in or arising as a consequence of the Dispute Notice, together with any exhibits or other supporting documents relating thereto, and send a copy thereof to each other Party involved, and (b) within ten (10) days thereafter, and in such form and manner as the Neutral Accountants may prescribe, a rebuttal statement responding to the initial statement of each other Party, together with any exhibits or other supporting documents relating thereto, and send a copy thereof to each other Party involved. The Neutral Accountants shall conduct a hearing, if all the Parties involved so request in its statements, and may conduct a hearing, whether or not any (but fewer than all) the Parties involved so request, if the Neutral Accountants reasonably deem it necessary for the performance of their engagement; provided that any such hearing shall be held only upon reasonable prior written Notice to all Parties involved and only if all such Parties have an opportunity to appear and present evidence at such hearing. The Neutral Accountants may require any Party hereto (whether or not a party to the dispute) to submit or produce additional statements, documents or information, to appear and testify at any hearing or other proceeding, or otherwise to produce tangible or oral evidence to the extent such Neutral Accountants reasonably deem necessary or appropriate for them to determine the amount in dispute. Based on such submissions and the evidence presented at any hearing, the Neutral Accountants shall resolve all obligations and other issues set forth in or arising as a consequence of the Dispute Notice and determine the amount in dispute, and give Notice to the Parties involved, setting forth therein such amount and the basis of determination thereof, such determination to be final and binding on the Parties involved. Upon the determination of the amount, any payment or adjustment based thereon shall be promptly made in the manner provided herein. The fees and expenses of a Party's independent certified public accountants incurred in the determination of such amount as provided herein shall be separately borne by such Party. The fees and expenses of the Neutral Accountants incurred, if required pursuant to this Section 7.5, shall be borne and promptly paid equally by JAKKS Pacific, on the one hand, and the Shareholders, on the other.

      7.6 Tax & Financial Matters; Books and Records. After the Closing, JAKKS Pacific shall procure that the Kidz Biz Companies shall:

            (a) prepare and file all English or Hong Kong Tax returns or reports of the Kidz Biz Companies for any period ending on or before the Closing Date which shall not have been filed prior to the Closing Date; provided, however, that at least ten (10) days prior to the proposed date of filing thereof, JAKKS Pacific shall deliver a copy thereof to the Shareholders, who may review the same and, if he or she so desires, have a reasonable opportunity to make inquiries or discuss the same with appropriate personnel designated by JAKKS Pacific, and JAKKS Pacific shall procure that the Kid Biz Companies make any revision thereto requested by the Agent which may affect the interests of any Shareholder and is reasonably acceptable to JAKKS Pacific; it being further agreed that for such Tax and financial statement purposes the Acquisition of the Shares shall be deemed to have taken effect on October 1, 2001;

            (b) not make any amendment to any Tax return or report of the Kidz Biz Companies filed prior to the Closing Date without the prior written consent of the Agent, if such amendment would result in a material liability to any Shareholder, unless at least thirty (30) days prior to the filing thereof, JAKKS Pacific gives to the Agent written Notice of such amendment, including a copy thereof, and either such Notice is accompanied by a certificate of JAKKS Pacific's Chief Financial Officer to the effect that such amendment is required to be filed by applicable Law or the Agent fails to deliver to JAKKS Pacific within fifteen (15) days of his receipt of the Notice of such amendment a written Notice objecting to such amendment, setting forth therein in reasonable detail the basis for such objection, the changes, if any, he asserts are required to be made therein and appropriate indemnification of JAKKS Pacific with respect to any Tax it may incur by reason of such change, in which latter case, JAKKS Pacific and the Agent shall promptly confer and attempt to resolve such objections or, if they fail to promptly do so, submit such dispute for resolution in accordance with Section 7.5;

            (c) not agree to any extension or tolling of any statute of limitations under any applicable Tax Law with respect to any matter for which any Shareholder may have any liability, without the prior written consent of such Shareholder; and

            (d) maintain, until the seventh anniversary of the Closing Date, all accounting ledgers, books and records of the Kidz Biz Companies with respect to the periods ending on or before the Closing Date and permit any Shareholder reasonable access thereto in connection with the preparation of financial reports, Tax returns, Tax audits or the defense or prosecution of any Proceeding.

Any information so delivered to the Agent or any Shareholder pursuant to this
Section 7.6 shall be subject to the confidentiality restrictions of Section 7.2.

      7.7 Employment of Marilyn Lipman and John Nimmo. For a period of six (6) months following the Closing, each of Marilyn Lipman and John Nimmo shall continue to be employed by Kidz Biz UK to perform such duties as were respectively performed by each of them prior to the Closing (or such other duties as may be reasonably assigned to them by Kidz Biz UK which are not inconsistent with the duties and responsibilities performed by them prior to Closing), at salaries of (pound)10,000 per annum; provided that the maximum period of time that each of them shall be required to make available and spend to carry out such duties will be limited to 16 hours per week.

      7.8 Shareholders' Guarantees of Kidz Biz Companies Obligations. JAKKS Pacific shall procure that as soon as reasonably practicable after Closing that the Shareholders shall be released from all guarantees and indemnities given by them or any of them or their Affiliates (other than under this Agreement) in respect of the obligations and liabilities of the Kidz Biz Companies and, pending such release, JAKKS Pacific shall with effect from the date hereof indemnify the Shareholders and keep each of them fully and effectively indemnified from and against all liabilities in connection therewith.

8. Indemnification.

      8.1 Shareholders' Indemnity. Each Shareholder, severally but not jointly (except for David Lipman and Marilyn Lipman, whose liability shall be joint and several), shall indemnify and defend JAKKS Pacific and, after the Closing, each director and officer of JAKKS Pacific, and hold each of them harmless from, any loss, liability, obligation, damage or expense (including reasonable attorneys' fees and disbursements) which any of them may suffer or incur incidental to any Material Adverse Effect or any Proceeding against any of them arising out of, based upon or resulting from:

            (a) the failure of any representation or warranty made by that Shareholder herein or in any Acquisition Document delivered to JAKKS Pacific in connection herewith to be true in all material respects on the date hereof; provided, however, that in the case of a failure of any of the representations and warranties contained in Section 4, only the Shareholder whose representation and warranty was inaccurate or breached shall have an obligation of indemnification under this Article 8; and further provided, however, that notwithstanding the foregoing, the obligations of David Lipman and Marilyn Lipman shall be joint and several;

            (b) that Shareholder's failure, in all material respects, to perform or to comply with any covenant or condition required hereunder to be performed or complied with by that Shareholder.

      8.2 JAKKS Pacific's Indemnity.

            (a) JAKKS Pacific shall indemnify and defend each Shareholder against, and hold each of them harmless from, any loss, liability, obligation, damage or expense (including reasonable attorneys' fees and disbursements) which any of them may suffer or incur incidental to any Material Adverse Effect or any Proceeding against any of them arising out of, based upon or resulting from:

                  (i) the failure of any representation or warranty made by JAKKS Pacific herein or in any Acquisition Document delivered to that Shareholder in connection herewith to be true in all material respects on the date hereof and on the Closing Date;

                  (ii) JAKKS Pacific's failure, in all material respects, to perform or to comply with any covenant or condition required hereunder to be performed or complied with by JAKKS Pacific.

            (b) In addition to the foregoing provisions of Section 8.2(a), JAKKS Pacific and the Successor Company (if any, as such term is defined below) shall jointly and severally indemnify and hold each Shareholder harmless, on a net of Tax basis, for any additional United Kingdom capital gains tax liability incurred by the Shareholder as a consequence of any loss of taper relief suffered by the Shareholder as a consequence of any of the following enumerated acts events or omissions carried out by JAKKS Pacific or the Successor Company or any of their Affiliates or their subsidiaries or holding companies or subsidiaries of such holding companies voluntarily after Closing consisting of:

                  (i) anything which causes the employment and/or directorship of any Shareholder with Kidz Biz UK to cease in circumstances or as a consequence of circumstances which amount to a breach of contract by Kidz Biz UK;

                  (ii) anything which causes either or both of the Kidz Biz Companies to cease to be a subsidiary or subsidiaries of JAKKS Pacific or the Successor Company;

                  (iii) anything which causes JAKKS Pacific or the Successor Company to cease to be a trading company or the holding company of a trading group;

                  (iv) anything which causes JAKKS Pacific or the Successor Company to become owned or controlled either directly or indirectly by five or fewer persons (and their Affiliates) or by its directors; and

                  (v) a re-organization or re-construction of the share capital of JAKKS Pacific or the Successor Company on a previous application of section 8.2.(v) (2) (if any) except in circumstances where the shares ("new shares") replacing the Common Stock of JAKKS Pacific or the shares of such other company are either:

                        (1) new shares in JAKKS Pacific or the other company; or

                        (2) new shares in a company (the "Successor Company") which is or immediately becomes a holding company of JAKKS Pacific or the other company

As an example of the operation of the foregoing provisions, a transfer by JAKKS Pacific of the shares of one or both of the Kidz Biz Companies to a wholly owned subsidiary of JAKKS Pacific would not be an event described above that could result in the loss of taper relief by a Shareholder.

      The indemnification obligations set out in this Section 8.2(b) shall terminate with respect to any loss of taper relief suffered by a Shareholder (i) on December 31, 2002 as to the JAKKS Pacific Shares, and (ii) on December 31, 2003 as to the any Earn-Out Shares, and the maximum amount of JAKKS Pacific's liability for all Claims under this Section 8.2(b) shall not exceed US$600,000.00.

      8.3 Claims Procedure. Promptly after Notice to an indemnified party of any Material Adverse Effect or the commencement of any Proceeding by a third party involving any loss, liability, obligation, damage or expense referred to in
Section 8.1 or 8.2, such indemnified party shall, if a Material Adverse Effect for indemnification in respect thereof is to be made against an indemnifying party, give written Notice to the latter of the commencement of such Material Adverse Effect or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided that the failure of any indemnified party to give such Notice shall not relieve the indemnifying party of its obligations under such Section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such Notice. In case any such Proceeding is brought against an indemnified party, and provided that proper Notice is duly given, the indemnifying party shall assume and control the defense thereof insofar as such Proceeding involves any loss, liability, obligation, damage or expense in respect of which indemnification may be sought hereunder, with counsel selected by the indemnifying party (and reasonably satisfactory to such indemnified party), and, after Notice from the indemnifying party to such indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of the settlement or compromise thereof (without the written consent of the indemnifying party), except that, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party reasonably determines with advice of counsel that a material conflict of interest between such parties may exist in respect of such Proceeding, the indemnifying party may decline to assume the defense on behalf of the indemnified party or the indemnified party may retain the defense on its own behalf, and, in either such case, after Notice to such effect is duly given hereunder to the other party, the indemnifying party shall be relieved of its obligation to assume the defense on behalf of the indemnified party, but shall be required to pay any legal or other expenses, including without limitation reasonable attorneys' fees and disbursements incurred by the indemnified party in such defense; provided, however, that the indemnifying party shall not be liable for such expenses on account of more than one separate firm of attorneys (and, if necessary, local counsel) at any time representing such indemnified party in connection with any Proceeding or separate Proceedings in the same jurisdiction arising out of or based upon substantially the same allegations or circumstances. If the indemnifying party shall assume the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such Material Adverse Effect or Proceeding. Provided that proper Notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, if and in the manner required hereunder, the indemnified party may respond to, contest and defend against such Proceeding (but the indemnifying party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice) and may make in good faith any compromise or settlement with respect thereto, and recover the entire cost and expense thereof, including, without limitation, reasonable attorneys' fees and disbursements and all amounts paid or foregone as a result of such Proceeding, or the settlement or compromise thereof, from the indemnifying party. Any indemnification required to be made hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred. This Section 8.3 is subject to the provisions of Section 8.5 in respect of any Claim for Tax.

      8.4 Limitations. Any other provision hereof notwithstanding:

                  (i) no indemnifying party shall be required to indemnify any Person unless and until the aggregate amount of loss, liability, obligation, damage or expense as to which indemnification would be required from all the Shareholders, collectively, under Section 8.1(a), or JAKKS Pacific, under
Section 8.2(a), as the case may be, but for the provisions of this Section 8.4, exceeds US$50,000, and thereafter the indemnifying party shall be required, in the manner and to the extent otherwise provided in this Article, to indemnify any Person and to pay all amounts otherwise required to be paid by the indemnifying party to the extent of the entire loss, liability, obligation, damage or expense suffered or incurred by such Person; the foregoing notwithstanding, JAKKS Pacific's Securities Claims, Shareholder Securities Claims, any Material Adverse Effect for indemnification based upon a breach of the representations and warranties made in the last four sentences of Sections
4.1 and 4.2 (including, without limitation, the shareholders of the Kidz Biz Companies as set forth on Schedule I), all of Section 4.3 and any Dragon Ball Z Claim shall not be subject to, or included in calculating, the limitations contained in this clause 8.4(i);

                  (ii) the aggregate amount required to be paid under Section 8.1(a) pursuant to this Article 8 for any Claims for indemnification under this Agreement (including, but not limited to Claims based upon a breach of the representations and warranties made in the last four sentences of Sections 4.1 and 4.2, all of Section 4.3, the Dragon Ball Z Claims, Financial Claims, and any of the other provisions of Section 4) by David Lipman and Marilyn Lipman in the aggregate shall not exceed US$6,000,000.00 with respect to all Claims for indemnification, and (ii) by John Nimmo in the aggregate shall not exceed US$6,000,000.00 with respect to all Claims for indemnification.

                  (iii) the aggregate amount required to be paid under Section
8.2 pursuant to this Article 8 by JAKKS Pacific shall not exceed
US$12,000,000.00 with respect to all Claims for indemnification;

                  (iv) the amount to be paid by David Lipman and Marilyn Lipman on the one hand and John Nimmo on the other hand shall not exceed (i) US$250,000.00 in aggregate with respect to the Dragon Ball Z Claims, and (ii) US$250,000.00 in aggregate with respect to the Financial Claims;

                  (v) the indemnification obligations provided herein shall terminate with respect to any Material Adverse Effect for indemnification arising under Section 8.1(a) or Section 8.2(a) that is not made prior to the second anniversary of the Closing Date, except that any Claim under the last four sentences of Section 4.1 and Section 4.2, or arising under Section 8.1(b) or Section 8.2(b), or for Securities Claims under the Registration Rights Agreement shall not be so limited under this Section and shall terminate in accordance with the statute of limitations of applicable Law, and the obligation to indemnify for the Holdback Claims shall terminate with respect to any Holdback Claim that is not made during the Holdback Period;

                  (vi) if JAKKS Pacific is entitled to receive indemnification from any of the Shareholders pursuant to Section 8.1 or pursuant to the Registration Rights Agreement, JAKKS Pacific may, upon thirty (30) days prior written Notice to the Agent, offset and retain the amount thereof from any payment of the Earn-Out otherwise payable hereunder to that Shareholder;

                  (vii) no indemnified party shall be entitled to any indemnification under this Article 8 (i) to the extent that it actually receives or is entitled to receive any amount in respect of any loss, liability, obligation, damage or expense from other sources, including without limitation insurance or third-party indemnity or (ii) to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves with respect to such matters which are reflected in the Financial Statements;

                  (viii) A Party shall not be entitled to recover under this
Article 8:

                        (1) with respect to consequential damages, including damages for lost profits, or with respect to punitive, exemplary or special damages;

                        (2) with respect to any failure of warranty or covenant by the other Party which is contained herein if at or before the time of Closing, the Party seeking recovery had actual knowledge of the failure of warranty or covenant;

                  (ix) the amount of any recovery pursuant to this Article 8 shall be net of any foreign (non-U.S.), U.S. federal, U.S. state and/or local Tax benefits inuring to the indemnified party as a result of the state of facts which entitled the indemnified party to recover from the indemnifying party pursuant to Article 8;

                  (x) no Shareholder shall be liable for indemnification to JAKKS Pacific with respect to any Material Adverse Effect of JAKKS Pacific which is indemnifiable hereunder in an amount which exceeds such Shareholder's pro-rata portion of the aggregate amount of such Claim (such pro rata portion being computed on the basis of the ratio of the total number of Shares owned by such Shareholder immediately prior to the Closing to the total number of Shares outstanding (except that all such computations with respect to David Lipman and/or Marilyn Lipman shall be made as to the number of Shares owned by them in the aggregate).

      8.5 Provisions Regarding Tax Claims.

            (a) Limitations on Tax Claims. No Claim shall be made against the Shareholders under Section 2.4 or Section 8 or for breach of any of the representations or warranties to the extent that it relates to any Tax Claim, Claim for Tax or Tax liability or Tax affairs of any Kidz Biz Company and

                  (i) the matter to which it relates was disclosed in the Disclosure Schedules; or

                  (ii) the Tax liability to which it relates was discharged before Closing; or

                  (iii) the Tax liability to which it relates is a liability which is the subject of a reserve or provision in the Financial Statements; or

                  (iv) the Tax liability to which it relates arises in respect of any income profits or gains earned accrued or received by any Kidz Biz Company or in the ordinary course of any such company's business at time on or after September 30, 2001; or

                  (v) the Tax liability to which the Claim would relate (but for this clause 8.5(a)(v) arises as a result of a change after Closing in any accounting bases or policy used for the purposes of drawing up the accounts of any Kidz Biz Company or in the application of such bases or policies; or

                  (vi) the Tax liability to which the Claim would relate (but for this cause 8.5(a)(vi)) arises or is increased as a result of the loss or unavailability of any Relief which would (were it not for the said loss) have been available to any Kidz Biz Company and which is an asset in the Financial Statements or has been taken into account in computing (and so reducing) any provision for tax in the Financial Statements and the Relief is lost or is unavailable as a result of a failure by any Kidz Biz Company to make after Closing any of the claims or elections in respect of the Relief within the time limits or as a result of the making of a disclaimer after Closing of a Relief; or

                  (vii) the fact, matter or circumstances giving rise to the Claim has also given rise to a Claim under any other provision of this Agreement and the sum payable in respect of such equivalent Claim has been recovered; or

                  (viii) the Tax liability to which the Claim relates comprises of interest, penalty, surcharge or fines and which has arisen or is increased as a result of a failure on the part of any Kidz Biz Company or JAKKS Pacific to pay a Tax liability (the "Underlying Tax Liability") in connection with which any interest, penalty, surcharge or fine has been made within ten (10) Business Days of the date on which JAKKS Pacific receives any amount payable by the Shareholders pursuant to any Claim by JAKKS Pacific against the Shareholders in respect of the Underlying Tax Liability or where no Claim arises or may be made against the Shareholders in respect of the Underlying Tax liability, or

                  (ix) the Claim would (but for this clause 8.5(a)(ix)) relate to:

                        (1) a primary Tax liability of any Kidz Biz Company or any Affiliate of JAKKS Pacific which would not have arisen or would not have been capable of practical enforcement but for JAKKS Pacific or any Affiliate of JAKKS Pacific having or obtaining a presence for Tax purposes in any jurisdiction other than the United Kingdom or Hong Kong or which would not have arisen but for the Kidz Biz Company joining the same group as JAKKS Pacific or any Affiliate of JAKKS Pacific as a consequence of or after Closing; or

                        (2) a secondary Tax liability of any Kidz Biz Company which is also a primary Tax liability of JAKKS Pacific or any Affiliate of JAKKS Pacific; or

                  (x) it relates to any Tax liability which arises as a result of any event act or omission by JAKKS Pacific or any Affiliate of JAKKS Pacific (including any Kidz Biz Company) after Closing, unless such act event or omission is carried out by JAKKS Pacific or such Affiliate pursuant to an obligation imposed by statute; or

                  (xi) it relates to any stamp duty or stamp reserve tax payable on or in respect of this Agreement or the transfer of the Kidz Biz Shares pursuant to the Agreement; or

                  (xii) it relates to any Tax liability which would not have arisen but for the coming into force of any legislation or the withdrawal or alteration of any published extra-statutory concession of any Tax Authority after Closing.

            (b) Conduct of Claims for Tax.

                  (i) JAKKS Pacific shall give notice to the Shareholders of any Claim for Tax in respect of a Tax liability for which the Shareholders are or may be liable under this Agreement within ten (10) business days of JAKKS Pacific or any Kidz Biz Company receiving the Claim for Tax;

                  (ii) If other Claims for indemnification of JAKKS Pacific under this Section 8, do not, when taken together with the Claim for Tax, exceed the limitations set forth in Section 8.4 of this Agreement upon the amount of the indemnification obligations of the Shareholders to which the Claim for Tax relates, the relevant Shareholders jointly shall be entitled (and JAKKS Pacific shall procure that they are so entitled) to resist any such Claim for Tax in the name of JAKKS Pacific or the relevant Kidz Biz Company as the case may be and to have made available information and documents of the Kidz Biz Company reasonably necessary for the purpose of such resistance provided that:

                        (1) within twenty (20) business days of the service of notice of the Claim of Tax pursuant to clause 8.5(b)(i) above, JAKKS Pacific and the relevant Kidz Biz Company is indemnified to its reasonable satisfaction by the relevant Shareholders against all losses (including additional Tax liability), costs, damages and expenses which may be incurred in resisting the Claim for Tax provided that where the Claim for Tax would, in the absence of an appeal being made within applicable time limits, become final, the relevant Kidz Biz Company shall at the cost and request of the relevant Shareholders file the appeal whether or not such indemnity has been provided by the Shareholders; and

                        (2) the Shareholders have been advised by an independent tax adviser, acceptable to JAKKS Pacific in its reasonable discretion, after disclosure of all relevant information and documents, that it is reasonable to resist the Claim for Tax in the manner proposed by the Shareholders.

                  (iii) The relevant Kidz Biz Company shall be kept fully informed of all material matters pertaining to the Claim for Tax and all steps proposed to be taken by the Shareholders.

                  (iv) Nothing in this clause shall prevent any Kidz Biz Company or JAKKS Pacific or any Affiliate of JAKKS Pacific from paying or discharging the Tax Liability (or any part of it) which is the subject of the Claim for Tax provided it does so (and JAKKS Pacific shall procure that if any such person makes or discharges any such liability it does, does so) without admitting liability for it.

                  (v) Subject to clauses 8.5(b)(vi) and 8.5(b)(vii), if as a consequence of any action taken under clause 8.5(b)(1), JAKKS Pacific, any Affiliate of JAKKS Pacific or any Kidz Biz Company receives any benefit, an amount equal to the value of the benefit will be payable by JAKKS Pacific to the Shareholders to the extent it exceeds any other amount due from the Shareholders to JAKKS Pacific under this Section 8 at the time such benefit is received by JAKKS Pacific, an Affiliate of JAKKS Pacific or any Kidz Biz Company, and otherwise the other amounts due from the Shareholders to JAKKS Pacific shall be reduced by the amount of such benefit.

                  (vi) For the purposes of clause 8.5(b)(v) the value of the benefit received will be:

                        (1) where the benefit is a payment from a Tax authority, the amount of the payment (including any payment received in respect of costs and interest supplement);

                        (2) where the benefit is the reinstatement of a Relief, an amount equal to the amount paid by the Shareholders in respect of the loss or set-off of such Relief;

                        (3) where the benefit is the reinstatement of any shares or assets (the enforcement or exercise of any mortgage or charge or power of sale over which gave rise to the

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

Shareholders' liability under this Agreement), an amount equal to the amount paid by the Shareholders to JAKKS Pacific as a consequence of such enforcement or exercise;

                        (4) where the benefit is the grant of a Relief to any Kidz Biz Company or JAKKS Pacific or any Affiliate of JAKKS Pacific, an amount equal to the amount of the Relief, unless the Relief on utilization would operate as a deduction from gross income, profits or gains, in which case an amount equal to such amount of Tax as the utilization of the Relief saves for the JAKKS Pacific, an Affiliate of JAKKS Pacific or any Kidz Biz Company.

                  (vii) The amount payable by JAKKS Pacific to the Shareholders pursuant to clause 8.5(b)(vi), shall be paid within thirty (30) days of the date on which the benefit is received. For these purposes the benefit will be deemed to be received on:

                        (1) where the benefit is a payment from a Tax authority, the date of receipt of the payment;

                        (2) where the benefit is the reinstatement of a Relief, the date of receipt of written confirmation from the relevant Tax authority of such reinstatement;

                        (3) where the benefit is the reinstatement of any shares or assets (the enforcement or exercise of any mortgage or charge or power of sale over which gave rise to the Shareholders' liability under this Agreement), the date of such reinstatement;

                        (4) where the benefit is the grant of a Relief, the date on which an actual payment of Tax by the JAKKS Pacific or any Kidz Biz Company or any Affiliate of JAKKS Pacific is mitigated by the use of such Relief.

      8.6 Indemnification Exclusive Remedy . Indemnification pursuant to the provisions of this Article 8 shall be the exclusive remedy of the Parties for failure of any warranty or covenant contained herein or in any Acquisition Document, other than the covenants contained in Sections 7.1 and 7.2. The only legal action which may be asserted by any Party with respect to any matter which is the subject of this Article 8 shall be a contract action to enforce, or to recover damages for breach, of this Article 8. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any Party.

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9. Miscellaneous.

      9.1 Survival of Representations and Warranties. Subject to Section 8.4(viii) the representations and warranties of each Party hereto contained in this Agreement shall survive the Closing, notwithstanding any investigation or inquiry made by any other Party hereto.

      9.2 Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to create any partnership, joint venture or joint enterprise or association among the Parties hereto, or to authorize or to empower any Party hereto to act on behalf of, obligate or bind any other Party hereto.

      9.3 Fees and Expenses. Each Party hereto shall bear such fees and expenses as may be incurred by it in connection with this Agreement and the Acquisition. All the stamp duty to be incurred in connection with this Agreement and the Acquisition shall be borne by the Purchaser.

      9.4 Notices. Any Notice or demand required or permitted to be given or made hereunder to or upon any Party hereto shall be deemed to have been duly given or made for all purposes if in writing and (i) if sent by messenger or Federal Express or internationally recognized courier service, or by priority overnight delivery between any two points within the U.S. or any two points within the U.K., on the business day next following the date such Notice or demand was delivered, or (ii) if sent by priority overnight delivery between any point within the U.S. and any point outside of the U.S., or between any point within the U.K. and any point outside of the U.K., or between any two points outside of the U.S. or the U.K., three (3) business days next following the date such Notice or demand was delivered; or (iii) if sent by mail, three (3) business days after deposit in the mails, if mailed by certified or registered mail (return receipt requested) between any two points within the U.S. or any two points within the U.K., and seven (7) business days if mailed by certified or registered mail (return receipt requested) between any point within the U.S. and any point outside of the U.S., or between any point within the U.K. and any point outside of the U.K., or between any two points outside of the U.S. or the U.K., or (iv) if sent by telegram, telecopy (confirmed to the sender), telex or similar electronic means, the business day next following the date such notice or demand was so transmitted, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such Party at the following address:

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

if to JAKKS Pacific:         JAKKS Pacific, Inc.
                             22619 Pacific Coast Highway
                             Malibu, California 90265
                             Attn: President
                             Fax: (310) 317-8527

        and to:              Feder, Kaszovitz, Isaacson,
                               Weber, Skala, Bass & Rhine LLP
                             750 Lexington Avenue
                             New York, New York 10022-1200 U.S.
                             Attn: Geoffrey A. Bass, Esq.
                             Fax: (212) 888-7776

to David Lipman or
Marilyn Lipman at:           David S. Lipman
                             Castilian House
                             The Ridge
                             Epsom, Surrey KT18 1BS
                             United Kingdom
                             Fax:

to John Nimmo:               John Nimmo
                             Morwell
                             5 Grays Lane
                             Ashtead, Surrey KT21 1BS
                             United Kingdom
                             Fax:

with a copy to:              Altheimer & Gray
                             10 South Wacker Drive
                             Chicago, Illinois 60606-7482 U.S.
                             Attn: Jonathan Baird, Esq
                             Fax: 312-715-4800

and to:                      Altheimer & Gray
                             7 Bishopsgate
                             London EC2N 3AR United Kingdom
                             Fax: 020-7786-0000
                             Attn: Dean Harper, Esq.

or such other address as any Party hereto may at any time, or from time to time, direct by Notice given to the other Parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such Notice or demand shall be, in the case of clause (a) (i), the date of the

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

receipt; in the case of clause (a) (ii), three business days after such Notice or demand is sent; and, in the case of clause (b), the business day next following the date such Notice or demand is sent.

      9.5 Amendment. Except as otherwise expressly provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the Parties hereto.

      9.6 Waiver. No course of dealing or omission or delay on the part of any Party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the Party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

      9.7 Exchange Rate. Whenever any calculation in this Agreement requires conversion of a currency into or from US$, the average exchange rate published in the Wall Street Journal, New York, New York, USA as of the five (5) business days immediately preceding the date that the relevant payment is due, if the calculation involves a payment, or the date when any other calculation is due to be made under this Agreement, shall be the exchange rate used in converting such amount into or from US$.

      9.8 Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws. For the purpose of enforcing the provisions of Section 9.9 of this Agreement and any other remedy available to a Party under this Agreement, each Party to this Agreement submits to the jurisdiction of the courts of the State of New York, located in New York County, New York, U.S., and to the jurisdiction of the U.S. District Court for the Southern District of New York, New York, New York, U.S. with respect to any matter arising out of this Agreement, waives any objection to venue in the Counties of New York, State of New York, or such District, and agrees that service of any summons, complaint, Notice or other process relating to such Proceeding may be effected in the manner provided by Section 9.4. If service of process is required to be made within the U.S., the Shareholders appoint as their agent for service of any process Corporation Service Company, 1177 Avenue of the Americas, 17th Floor, New York, New York 10036, or such other agent for service of process, located in the U.S. of which the Agent (or any Shareholder as to that Shareholder) gives Notice to JAKKS Pacific.

      9.9 Arbitration. Any dispute or controversy between or among any of the Parties hereto shall be submitted to arbitration in New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association before a panel of three arbitrators. JAKKS Pacific, on the one hand, and the Shareholders shall each pay one-half of any filing fees or other administrative costs to be paid in advance of or during such Proceeding. The arbitrators shall render a reasoned decision with respect to such Proceeding which shall include, in addition to the imposition of monetary damages or any other remedy or relief available hereunder, an allocation of the costs thereof. The decision of the arbitrators shall be final and binding upon the parties to such Proceeding, and judgment thereon may be entered in any court of competent jurisdiction. The arbitrators shall have no power to change any of the provisions of this Agreement in any respect, nor shall they have any power to make an award of reformation, and the jurisdiction of the arbitrators is expressly limited accordingly. No Party hereto shall be liable for punitive damages, unless such Party is found to have committed fraud or willful malfeasance against another Party hereto. At least one of the arbitrators shall be an attorney admitted to the practice of law for at least fifteen (15) years with substantial experience in business and commercial transactions.

      9.10 Remedies. Notwithstanding the provisions of Section 9.9, or any other provision of this Agreement, in the event of any actual or prospective breach or default by any Party hereto, any other Party hereto shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. Subject to the provisions of Sections 7.5, and 9.9 and
Article 8, all remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit any Party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages; provided, however, that the indemnification provisions of Article 8 shall be the sole and exclusive remedy, as among the Parties hereto, with respect to any Material Adverse Effect for monetary damages under this Agreement.

      9.11 Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the Parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

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

      9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

      9.13 Further Assurances. Each Party hereto agrees to cooperate fully with the other Parties in connection with preparing and filing any Notices or documents in connection with the Acquisition. Each Party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other Party hereto may reasonably request or as may otherwise be reasonably necessary or proper, to consummate and perfect the Acquisition.

      9.14 Binding Effect. Subject to Section 9.15, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and its successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a Party hereto.

      9.15 Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by any Party hereto without the prior written consent of the other Parties hereto, and any purported assignment without such consent shall be void and without effect; provided that any Shareholder may assign its right to receive all or any portion of the Purchase Price without the consent of any other Party hereto.

      9.16 Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the Parties or modify or otherwise affect any of the provisions hereof.

      9.17 Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

      9.18 References. The terms "herein," "hereto," "hereof," "hereby" and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

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

      9.19 No Presumptions. Each Party hereto acknowledges that it has participated, with the advice of counsel, in the preparation of this Agreement. No Party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that any other Party hereto drafted or controlled the drafting of this Agreement.

      9.20 Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedules hereto are an integral part of this Agreement and are incorporated in their entirety herein by this reference

      9.21 Entire Agreement. This Agreement embodies the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto. The Parties make no representations or warranties to each other, except as contained in this Agreement, and any and all prior representations and warranties made by any Party or its representatives, whether orally or in writing, shall be deemed merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution of delivery of this Agreement.

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

      IN WITNESS WHEREOF, JAKKS Pacific by its duly authorized officer, and the Shareholders, have executed this Agreement on the dates set forth below.

JAKKS PACIFIC, INC.

By: __________________________
    Name:
    Title:

Executed on: December ____ , 2001

______________________________
David S. Lipman

Executed on: December ____ , 2001

______________________________
John Nimmo

Executed on: December ____ , 2001

______________________________
Marilyn Lipman

Executed on: December ____ , 2001

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